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                                 Exhibit 10.1

                              MANAGEMENT AGREEMENT

     THIS AGREEMENT, made as of the first day of May, 1998, between Oceanic International Properties Corporation, a corporation with offices at 5000 South Quebec Street, Suite 450, Denver, Colorado 80237 ("Oceanic"), and San Miguel Valley Corporation, a corporation with offices at 5000 South Quebec Street, Suite 450, Denver, Colorado 80237 ("San Miguel"),

                                  WITNESSETH:

     WHEREAS, Oceanic and San Miguel each require the employment of several personnel; and

     WHEREAS, Oceanic has sufficient personnel to provide support services to both Oceanic and San Miguel; and

     WHEREAS, duplication of functions and costs can be avoided, for the economic benefit of both companies if Oceanic is the employer of the personnel for both Oceanic and San Miguel and performs support services on behalf of San Miguel; and

     WHEREAS, Oceanic is willing to be the employer and perform such services under the terms of this Agreement;

     NOW, THEREFORE, in consideration of their respective covenants, the parties agree as follows:

I.   SERVICES TO BE PERFORMED.

     Subject to the provisions of this Agreement, Oceanic shall provide the personnel to perform the following services for the account of San Miguel:

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          a.   Complete management and supervisory services, including local management personnel, necessary to operate San Miguel as a continuing and active real estate investment company.

          b. Complete accounting services necessary to maintain complete and accurate records on behalf of San Miguel.

          c. Administrative services as necessary to facilitate the orderly performance of the general office.

          d. Performance of such other services, at the option of Oceanic, as may be requested from time to time by San Miguel.

     Oceanic shall also provide office space and facilities necessary for the employees located in Denver to perform the services described herein. Use of facilities shall include use of office space and use of telephone equipment.

II.  COMPENSATION AND REIMBURSEMENT.

     For the performance of services described in Article I, San Miguel shall compensate and reimburse Oceanic as follows:

          a. On May 1, 1998, a monthly management fee shall be calculated based upon experience during the previous twelve-month period. This calculation is to include reimbursement for any new employment services being provided to San Miguel by Oceanic pursuant to this Agreement. The fee will be based on actual time spent on San Miguel activities using current pay rates and benefit schedules. On April 1 of every year thereafter, this fee will be subject to recalculation based upon experience during the previous twelve-month period. This payment will be due and payable on

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          the last day of each month.  If payment is not made by the fifteenth day of the following month, the unpaid balance shall bear interest monthly at the rate of 10% per annum.

          b. Reimbursement of any direct charges incurred by Oceanic for the account of San Miguel, exclusive of personnel costs included in Item
          a. These reimbursements will be due and payable upon receipt of invoice from Oceanic to San Miguel.

III. COVENANTS OF EACH PARTICIPATING COMPANY.

     In consideration for Oceanic's agreement to perform the services described in Article I, as an accommodation to San Miguel, San Miguel covenants and agrees to indemnify and hold Oceanic harmless from any loss or liability resulting from the performance of services contracted by this Agreement excepting only losses or liabilities resulting from Oceanic's gross negligence or wanton misconduct.

     In consideration for San Miguel's payment of the monthly management fee, Oceanic covenants and agrees to provide their employees with adequate salary and benefits to ensure the retention of personnel capable of performing the services specified in Article I. Benefits are to include:

          a.   Health, life and disability insurance.

          b. Employer taxes including social security, unemployment, and other taxes.

          c. Pension and other retirement plans as employee eligibility requires.

          d.   Any other benefits Oceanic sees as necessary and appropriate.

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IV.  TERM.

     This Agreement shall continue from year to year until the same is terminated by not less than 60 days written notice from either party. On termination, each party shall be released from all obligations accruing under the Agreement from and after the termination date but San Miguel shall remain obligated for all direct charges incurred by Oceanic prior to said date, whether or not known, asserted or invoiced prior to said date.

V.   STATUS OF EMPLOYER.

     It is understood and agreed that Oceanic is acting as an independent contractor and not as an employee or agent of any party. All personnel provided by Oceanic for performance of its duties under this Agreement shall be and remain the employees of Oceanic, and the selection of such employees, their hours of labor, and the compensation to be paid to them shall be determined by Oceanic except as required under Article III.

VI.  NOTICES.

     All notices required or permitted by this Agreement shall be in writing and shall be deemed to have been delivered to the other party when delivered in person or transmitted by mail, postage and charges prepaid, addressed to Oceanic at the address set out above, or by facsimile.

VII. GENERAL.

     a. This Agreement shall be governed by the laws of the State of Colorado, United States of America.

     b. The provisions hereof inure to the benefit of and are binding upon the successors in interest of each party.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                       OCEANIC INTERNATIONAL PROPERTIES
                                       CORPORATION



                                       /s/ Janet A. Holle
                                       ---------------------------------------
                                       Janet A. Holle
                                       Vice President


                                       SAN MIGUEL VALLEY CORPORATION



                                       /s/ Charles N. Haas
                                       ---------------------------------------
                                       Charles N. Haas
                                       President






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